Exhibit 14

~~CORPORATE~~ Code of Ethics

It is the policy of Ballantyne Strong ,   Inc. (also referred to as the “Company”) that its employees, directors and agents are held to the highest standards of honest and ethical conduct when conducting the affairs of the C~~c~~ompany. Because the equity shares of Ballantyne Strong, Inc. are publicly traded, senior financial officers of Ballantyne Strong, Inc. are held to an especially high set of ethical standards and ~~which are further described below. Senior financial officers of Ballantyne Strong, Inc.~~ will not commit acts contrary to these standards of ethical conduct nor shall they condone the commission of such acts by others within the Ballantyne Strong, Inc. organization. This Code of Ethics applies to all officers, non-employee directors and employees of the Company.

1.) General Standards of Ethical Behavior

Officers, directors and employees will ~~Senior financial officers will~~ :

i. conduct their business and professional affairs in a way that avoids both real and apparent conflicts of interest between their interests and the interests of the Company;

ii. refrain from engaging in any activity that would compromise their professional ethics or otherwise prejudice their ability to carry out their duties to the Company;

iii. Senior financial officers of the Company will communicate to executive management of the Company and to the accountants engaged in financial audits of the Company, all relevant unfavorable as well as favorable information and professional judgments or opinions;

iv. encourage open communication and full disclosure of financial information by providing a well understood process under which management is kept informed of financial information of importance, including any departure from sound policy, practice and accounting norms;

v. Senior financial officers of the Company will ensure that all relevant staff members understand the Company’s open communication and full disclosure standards and processes;

vi. refrain from disclosing confidential information acquired in the course of their work except where authorized, unless legally obligated to do so;

vii. inform subordinates, as appropriate, regarding the confidentiality of information acquired in the course of their work and monitor, as needed, to ensure that subordinates maintain that confidentiality;

viii. refrain from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage, either personally of indirectly through others;

ix. adhere at all times to this Code of Ethics; and

x. actively promote ethical and honest behavior among peers and other employees in the work environment.

2.) Regarding Financial Records and Reporting

Senior financial officers will:

i. Establish appropriate systems and procedures to ensure that business transactions are recorded on the Company’s books in accordance with Generally Accepted Accounting Principles~~als~~, established Company policy, and appropriate regulatory pronouncements and guidelines ;

ii. Establish appropriate policies and procedures for the protection and retention of accounting records and information as required by applicable law, regulation, or regulatory guidelines ;

iii. Establish and administer financial accounting controls , including effective internal control over financial reporting, that are appropriate to ensu r e the integrity of the financial reporting process and the availability of timely, relevant information for the safe, sound, and profitable operation of the company ;

iv. Completely disclose all relevant information reasonably expected to be needed by the Company’s auditors for the full, complete, and successful discharge of their duties and responsibilities ; and

v. Officers, directors and employees will provide financial and other information that is full, accurate, objective, relevant, timely and understandable in all communications to colleagues, the public, the NYSE MKT and the Securities and Exchange Commission (the “SEC”).

3.) Compliance with Applicable Law, Rules and Regulations

~~Senior financial officers will:~~

i. Senior financial officers will e~~E~~ducate members of the finance organization about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance organization and the enterprise generally ;

ii. Senior financial officers will m~~M~~onitor the compliance of the finance organization with any applicable federal, state or local statute, regulation or administrative rule ;

iii. All company activities are to be conducted in compliance with the letter and spirit of all laws and regulations. Officers, directors and employees will comply with applicable laws and regulations and will ~~I~~ identify, report and correct in a swift and certain manner any detected deviations from applicable federal, state or local statute or regulation ; and

iv. promptly report any possible violation of this Code of Ethics to Chief Financial Officer, immediate or senior management, the head of the Human Resources Department and/or the Chairman or another member of the Audit Committee.

4.) Reporting Violations

Officers, directors and employees are expected to adhere to this Code of Ethics. Violations of this Code of Ethics may result in disciplinary action, up to and including termination of service, and may also constitute violations of law that result in civil and criminal penalties. Any decision to waive the application of this Code of Ethics to an executive officer or a director must be made by the Board of Directors, and any such waivers, along with the reasons for such waivers, will be promptly publicly disclosed to stockholders, as required by applicable SEC regulations and requirements of the NYSE MKT. Retaliation for reporting violations is prohibited. Nothing in this Code of Ethics shall be interpreted to prohibit reporting of violations directly to the SEC. Questions concerning the applicability of any legal or regulatory provision should be directed to Chief Financial Officer of the Company who will consult with legal counsel, as necessary or appropriate.

Last revised as of September 14, 2016